Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Fred Zinn, President and CEO Phone: Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS FIRST QUARTER 2013 RESULTS

White Plains, New York – May 3, 2013 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today reported record net sales of $253 million for the quarter ended March 31, 2013, on which Drew earned net income of $8.4 million, or $0.36 per diluted share, net of an after-tax charge of $0.7 million related to executive succession and corporate relocation. Excluding this charge, net income would have been $9.1 million, or $0.39 per diluted share.

“Our operating profit margin was below the first quarter of 2012 due to production inefficiencies and costs incurred as a result of our significant growth and expansion over the past year; however, profit margins improved sequentially in the 2013 first quarter,” said Fred Zinn, Drew’s President and CEO. “Our operating profit margin for the first quarter of 2013 was 5.8 percent before executive succession charges, compared to 4.1 percent in the 2012 fourth quarter. This sequential margin gain was less than originally projected, primarily due to higher material costs, substantial fixed costs invested in customer service and in anticipation of further sales growth, and seasonally higher payroll taxes.”

“In the first quarter of 2013, our labor efficiencies continued to improve, with labor costs as a percent of sales declining more than 1 percent compared to the fourth quarter of 2012,” added Jason Lippert, CEO of Drew’s subsidiaries, Lippert Components and Kinro. “We are also implementing additional efficiency improvements. As we previously reported, we expected the cost of implementing facility consolidations, realigning production, and improving production processes to continue in the first quarter of 2013, although to a lesser degree than in the 2012 fourth quarter, and this was the case. These costs are expected to decline further in the second quarter of 2013. We remain confident in our ability to achieve further profit improvement, particularly during the second half of 2013, as these costs return to more normal levels, and as the bottom-line impact of the efficiency improvements gains momentum.”

Net sales in the first quarter of 2013 increased to $253 million, 13 percent higher than the same period last year, despite a temporary slowdown in RV industry-wide production levels in late March 2013. The increase in Drew’s first quarter net sales was a result of a 15 percent sales increase by Drew’s RV Segment, which accounted for 89 percent of consolidated net sales this quarter. RV Segment sales growth was primarily due to a 10 percent increase in industry-wide wholesale shipments of travel trailer and fifth-wheel RVs, Drew’s primary RV market. Sales of recently introduced components for towable RVs, as well as motorhome components, also increased, as did sales to adjacent industries and the aftermarket.

In April 2013, RV industry-wide production levels improved following the slowdown in late March, and Drew’s consolidated net sales reached a monthly record $100 million, 20 percent higher than in April 2012. This increase was primarily a result of continued solid growth in the Company’s RV Segment. Drew estimates that industry-wide wholesale shipments of travel trailer and fifth-wheel RVs increased about 15 percent in April 2013 compared to April 2012. Drew also estimates that April 2013 industry-wide production of manufactured homes increased 5 to 10 percent compared to April 2012.

Exhibit 99.1

The Company’s content per travel trailer and fifth-wheel RV increased 11 percent from the year-earlier period as a result of recent product introductions, product improvements and market share gains. The Company’s content per manufactured home declined 3 percent from the year-earlier period, primarily due to the timing of orders from certain customers, as well as a reduction in the average size of homes produced by the industry. The change in content per unit is a measure of the change in Drew’s overall market share across its existing product lines.

Following an 8 percent increase in retail demand for towable RVs for the full year 2012, retail demand increased an estimated 10 percent in the first quarter of 2013. In anticipation of the traditionally stronger Spring and Summer selling seasons, RV dealers across the United States and Canada have increased their inventory levels over the past six months; however, most industry analysts report that dealer inventories of towable RVs are in-line with anticipated strong retail demand. Future RV industry-wide production levels will depend on the strength of retail sales, which are sensitive to economic conditions.

“In response to the substantial increase in sales over the past year, we added significant resources, including personnel and facilities, to expand and improve production capacity and efficiencies,” said Jason Lippert. “The improvements to our efficiencies are taking longer than we would like, but we are continuing to realize the benefits of resource planning and production improvement initiatives, as well as the investments we have made to expand capacity. In addition, to prepare for long-term growth, we aggressively added resources in excess of current needs, which impacted our current operating results. Now that we are in the peak seasonal period, we are better able to evaluate our human resource requirements, and are making adjustments.”

“The increased demand for our products over the past several years is a real testament to the importance we place on providing superior products and service to our customers,” added Jason Lippert. “In addition to increasing our production capacity, we have invested in resources to improve our engineering, quality control, research and development, and customer service capabilities. While these investments have impacted our results in the short-term, we are confident that over the long-term they will benefit our customers so that they see the value in continuing to rely upon us. Because of the substantial increase in demand for our products over the last year, our attention and resources were laser-focused on servicing our customers. Now, we are increasing our focus on additional areas, such as purchasing, automation and human resources, where we believe savings can be realized.”

“As previously announced, Fred Zinn will retire as President and CEO in May. Jason Lippert will become Drew’s CEO, and Scott Mereness will become Drew’s President,” said Leigh Abrams, Chairman of Drew’s Board of Directors. “This executive succession transition has been going very smoothly, and we are confident that Jason and his team are well prepared to lead Drew for many years to come.”

As a result of the Company’s executive succession and corporate relocation, the Company recorded a pre-tax charge of $1.1 million in the first quarter of 2013 related to contractual obligations for severance and the acceleration of equity awards held by certain employees whose employment will terminate as a result of the relocation to Indiana. The Company will record an additional pre-tax charge of $0.7 million related to contractual obligations in the second quarter of 2013. No other related charges are expected thereafter. Once the transition and corporate office relocation are completed, the Company will save approximately $2 million annually.

“Our operating cash flow in the first quarter of 2013 was strong,” said Joe Giordano, Drew’s Chief Financial Officer and Treasurer. “Despite a $21 million seasonal increase in our working capital, we had no debt and $4 million of cash. We also have substantial available credit lines, and expect continued solid cash flow, which positions us to continue to take advantage of investment opportunities that can further improve our results.”

Exhibit 99.1

Conference Call & Webcast

Drew will provide an online, real-time webcast of its first quarter 2013 earnings conference call on the Company’s website, www.drewindustries.com, on Friday, May 3, 2013 at 11:00 a.m. Eastern time. The call can also be accessed at www.companyboardroom.com.

Institutional investors can access the call via the password-protected site, StreetEvents (www.streetevents.com). A replay of the call will be available by telephone by dialing (888) 286-8010 and referencing access code 75898048. A replay of the webcast will also be available on Drew’s website.

About Drew

From 29 factories located throughout the United States, Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a full line of components for the leading manufacturers of recreational vehicles and manufactured homes. In addition, Drew manufactures components for adjacent industries including buses, trailers used to haul boats, livestock, equipment and other cargo, truck caps, modular housing and factory-built mobile office units. Drew’s products include steel chassis; vinyl and aluminum windows and screens; slide-out mechanisms and solutions; axles and suspension solutions; furniture and mattresses; thermoformed bath, kitchen and other products; manual, electric and hydraulic stabilizer and lifting systems; chassis components; entry, baggage, patio and ramp doors; entry steps; awnings; electronics; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 27A of the Securities Act of 1933 (the “Securities Act”).

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission (the “SEC”).

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel-based components and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed products for which we sell our components, changes in zoning regulations for manufactured homes, sales declines in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the successful integration of acquisitions, realization of efficiency improvements, interest rates, oil and gasoline prices, and the successful implementation of management succession. In addition, international, national and regional economic conditions and consumer confidence affect the retail sale of products for which we sell our components.

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Exhibit 99.1

DREW INDUSTRIES INCORPORATED

OPERATING RESULTS

(unaudited)

	Three Months Ended March 31,		Last Twelve
(In thousands, except per share amounts)	2013	2012	Months

Net sales	$252,586	$223,552	$930,157
Cost of sales	204,995	178,729	758,730
Gross profit	47,591	44,823	171,427
Selling, general and administrative expenses	32,860	27,450	114,481
Executive succession	1,143	-	2,599
Operating profit	13,588	17,373	54,347
Interest expense, net	118	74	374
Income before income taxes	13,470	17,299	53,973
Provision for income taxes	5,098	6,183	19,377
Net income	$8,372	$11,116	$34,596

Net income per common share:
Basic	$0.36	$0.50	$1.52
Diluted	$0.36	$0.49	$1.50

Weighted average common shares outstanding:
Basic	23,017	22,442	22,703
Diluted	23,455	22,642	23,032

Depreciation and amortization	$6,552	$6,381	$25,836
Capital expenditures	$8,938	$5,684	$35,280

Exhibit 99.1

DREW INDUSTRIES INCORPORATED

SEGMENT RESULTS

(unaudited)

	Three Months Ended March 31,		Last Twelve
(In thousands)	2013	2012	Months

Net sales:
RV Segment:
RV original equipment manufacturers:
Travel trailers and fifth-wheels	$186,416	$168,079	$677,298
Motorhomes	9,466	5,952	33,710
RV aftermarket	5,729	3,990	20,858
Adjacent industries	22,392	17,534	77,507
Total RV Segment net sales	224,003	195,555	809,373

MH Segment:
Manufactured housing original equipment manufacturers	17,779	18,712	79,459
Manufactured housing aftermarket	4,054	4,269	15,845
Adjacent industries	6,750	5,016	25,480
Total MH Segment net sales	28,583	27,997	120,784

Total net sales	$252,586	$223,552	$930,157

Operating Profit:
RV Segment	$14,535	$16,781	$52,874
MH Segment	2,726	3,131	12,930
Total segment operating profit	17,261	19,912	65,804
Corporate	(2,288)	(2,308)	(8,488)
Executive succession	(1,143)	-	(2,599)
Accretion related to contingent consideration	(392)	(481)	(1,667)
Other non-segment items	150	250	1,297
Total operating profit	$13,588	$17,373	$54,347

Exhibit 99.1

DREW INDUSTRIES INCORPORATED

BALANCE SHEET INFORMATION

(unaudited)

	March 31,		December 31,
(In thousands)	2013	2012	2012

Current Assets
Cash and cash equivalents	$4,035	$3,541	$9,939
Accounts receivable, net	54,249	57,535	21,846
Inventories	110,207	88,630	97,367
Deferred taxes	10,073	10,125	10,073
Prepaid expenses and other current assets	9,882	5,570	14,798
Total current assets	188,446	165,401	154,023
Fixed assets, net	112,783	95,438	107,936
Goodwill	21,177	21,050	21,177
Other intangible assets, net	66,759	76,309	69,218
Deferred taxes	14,993	14,496	14,993
Other assets	7,412	7,570	6,521
Total assets	$411,570	$380,264	$373,868

Current liabilities
Accounts payable, trade	$40,256	$19,749	$21,725
Accrued expenses and other current liabilities	49,326	48,036	48,055
Total current liabilities	89,582	67,785	69,780
Other long-term liabilities	21,122	21,574	19,843
Total liabilities	110,704	89,359	89,623
Total stockholders' equity	300,866	290,905	284,245
Total liabilities and stockholders' equity	$411,570	$380,264	$373,868

Exhibit 99.1

DREW INDUSTRIES INCORPORATED

SUMMARY OF CASH FLOWS

(unaudited)

	Three Months Ended March 31,
(In thousands)	2013	2012

Cash flows from operating activities:
Net income	$8,372	$11,116
Adjustments to reconcile net income to cash flows (used for) provided by operating activities:
Depreciation and amortization	6,552	6,381
Stock-based compensation expense	3,155	1,319
Other non-cash items	509	461
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(32,403)	(34,915)
Inventories	(12,840)	3,939
Prepaid expenses and other assets	3,880	(510)
Accounts payable	18,531	4,007
Accrued expenses and other liabilities	3,192	11,362
Net cash flows (used for) provided by operating activities	(1,052)	3,160

Cash flows from investing activities:
Capital expenditures	(8,938)	(5,684)
Acquisitions of businesses	-	(1,164)
Proceeds from sales of fixed assets	31	44
Other investing activities	(29)	(19)
Net cash flows used for investing activities	(8,936)	(6,823)

Cash flows from financing activities:
Exercise of stock options and deferred stock units	4,959	974
Proceeds from line of credit borrowings	96,333	37,702
Repayments under line of credit borrowings	(96,333)	(37,702)
Payment of contingent consideration related to acquisitions	(875)	(354)
Net cash flows provided by financing activities	4,084	620

Net decrease in cash	(5,904)	(3,043)

Cash and cash equivalents at beginning of period	9,939	6,584
Cash and cash equivalents at end of period	$4,035	$3,541

Exhibit 99.1

DREW INDUSTRIES INCORPORATED

SUPPLEMENTARY INFORMATION

(unaudited)

	Three Months Ended March 31,			Last Twelve
	2013		2012	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	66.7		60.4	249.2
Motorhome RVs	8.5		6.9	29.8
Manufactured homes	13.4	(3)	12.8	55.5
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	42.9	(2)	39.1	226.7	(2)
Impact on dealer inventories	23.8	(2)	21.3	22.5	(2)

	Twelve Months Ended March 31,
	2013		2012
Drew Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV	$ 2,718		$ 2,452
Motorhome RV	$ 1,131		$ 692
Manufactured home	$ 1,431	(3)	$ 1,480

	March 31,			December 31,
	2013		2012	2012
Balance Sheet Data:
Current ratio	2.1		2.4	2.2
Total indebtedness to stockholders' equity	-		-	-
Days sales in accounts receivable	19.7		21.4	14.3
Inventory turns, based on last twelve months	7.9		6.5	7.8

	2013
Estimated Full Year Data:
Capital expenditures	$ 27 - $ 32 million
Depreciation and amortization	$ 25 - $ 27 million
Stock-based compensation expense	$ 9 - $ 10 million
Annual tax rate	37% - 38%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry wholesale production data for manufactured homes provided by the Institute for Building Technology and Safety. Industry retail sales data provided by Statistical Surveys, Inc.

(2) March retail sales data for RVs has not been published yet, therefore 2013 retail data for RVs includes an estimate for March 2013 retail units.
(3) March wholesale data for manufactured homes has not been published yet, therefore 2013 manufactured housing wholesale data includes an estimate for March 2013 wholesale units.

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